UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
______________

Date of Report (Date of earliest event reported): January 1, 2008

ADEPT TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27122	94-2900635
(State or other jurisdiction of incorporation)	(Commission file Number)	(I.R.S. Employer Identification Number)
3011 Triad Drive Livermore, CA	94551
(Address of principal executive offices)	(Zip Code)

     REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (925) 245-3400

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On January 1, 2008, Adept Technology, Inc. (the "Company") entered into a Share Purchase Agreement (the "Share Purchase Agreement") effective January 1, 2008, by and among the Company, Adept Technology France ("Adept France") and the shareholders of Cerebellum Automation, a French société par actions simplifiée ("Cerebellum"), pursuant to which Adept France acquired, on the closing date of January 2, 2008, all of the outstanding share capital of Cerebellum in exchange for consideration in the form of cash and shares of common stock of the Company. The consideration payable to the Cerebellum shareholders under the Share Purchase Agreement includes (i) an initial cash payment of $350,000 on the closing date, (ii) the payment of additional deferred cash consideration of $130,000 at future closing anniversaries, (iii) (a) up to $335,000 payable in shares of common stock of the Company on the first anniversary of the closing date, provided that certain employees remain employed by Cerebellum and (b) up to $385,000 payable in shares of common stock of the Company on the second anniversary of the closing date, provided that certain employees remain employed by Cerebellum and (iv) a possible additional amounts payable in shares of common stock of the Company (up to a maximum aggregate amount of up to €312,000 payable in common stock) of based on Cerebellum’s meeting certain revenue milestones in each of the first and second years after the closing date.

The Share Purchase Agreement includes customary representations, covenants and indemnification obligations on the part of the parties.

The shares of common stock which may be issued in connection with the transaction in the amounts stated above as determined by the then-applicable trading price of the Company's common stock will be issued to the former shareholders of Cerebellum pursuant to exemptions from registration under the Securities Act, including Regulation S thereunder, and will be subject to certain registration rights.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits
99.1 Press release of Adept Technology, Inc. issued January 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADEPT TECHNOLOGY, INC.

Date:	January 7, 2008	By: /s/ Lisa M. Cummins
Lisa M. Cummins
Vice President of Finance and Chief Financial Officer